EXHIBIT 99.1
HIBBETT SPORTS, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
(Dollars in thousands, except per share amounts)

	May 4, 2019		May 5, 2018
		% of Sales		% of Sales
Net sales	$343,295		$274,707
Cost of goods sold	224,692	65.5%	177,934	64.8%
Gross margin	118,603	34.5	96,773	35.2
Store operating, selling and administrative expenses	74,038	21.6	61,904	22.5
Depreciation and amortization	7,223	2.1	6,248	2.3
Operating income	37,342	10.9	28,621	10.4
Interest expense, net	46	-	57	-
Income before provision for income taxes	37,296	10.9	28,564	10.4
Provision for income taxes	9,439	2.7	7,055	2.6
Net income	$27,857	8.1%	$21,509	7.8%

Basic earnings per share	$1.52		$1.13
Diluted earnings per share	$1.50		$1.12

Weighted average shares outstanding:
Basic	18,308		18,970
Diluted	18,535		19,143

NOTE:  % of Sales column may not foot due to rounding.

HIBBETT SPORTS, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Balance Sheets
(In thousands)

	May 4, 2019	February 2, 2019
Assets
Cash and cash equivalents	$116,963	$61,756
Inventories, net	248,548	280,287
Other current assets	21,279	25,813
Total current assets	386,790	367,856
Property and equipment, net	106,616	115,394
Right of use assets, net	203,655	-
Goodwill	19,661	23,133
Tradename intangible	32,400	32,400
Other noncurrent assets	5,571	7,282
Total assets	$754,693	$546,065

Liabilities and Stockholders' Investment
Accounts payable	$105,834	$107,315
Short-term lease liabilities	66,935	-
Credit facilities	26,000	35,000
Capital lease obligations	-	1,017
Accrued expenses	22,484	29,941
Total current liabilities	221,253	173,273
Long-term lease liabilities	160,716	-
Long-term capital lease	-	1,994
Other noncurrent liabilities	10,908	34,749
Stockholders' investment	361,816	336,049
Total liabilities and stockholders' investment	$754,693	$546,065

HIBBETT SPORTS, INC. AND SUBSIDIARIES
GAAP to Non-GAAP Reconciliation
(Dollars in thousands, except per share amounts)
(Unaudited)

	13 Weeks Ended May 4, 2019
		Non-Recurring Costs
	GAAP Basis (As Reported)	Acquisition Costs (1)	Strategic Realignment Costs (2)	Non-GAAP Basis May 4, 2019
					% of Sales
Net sales	$343,295	$-	$-	$343,295
Cost of goods sold	224,692	956	-	223,736	65.2%
Gross margin	118,603	956	-	119,559	34.8
Store operating, selling and administrative expenses	74,038	734	900	72,404	21.1
Depreciation and amortization	7,223	-	-	7,223	2.1
Operating income	37,342	1,690	900	39,932	11.6
Interest expense, net	46	-	-	46	-
Income before provision for income taxes	37,296	1,690	900	39,886	11.6
Provision for income taxes	9,439	(428)	(228)	10,095	2.9
Net income	$27,857	$1,262	$672	$29,791	8.7%

Basic earnings per share	$1.52	$0.07	$0.04	$1.63
Diluted earnings per share	$1.50	$0.07	$0.04	$1.61

Weighted average shares outstanding:
Basic	18,308	18,308	18,308	18,308
Diluted	18,535	18,535	18,535	18,535

1) Non-recurring acquisition costs represent costs incurred during the 13weeks ended May 4, 2019, related to the acquisition of City Gear, LLC and consists primarily of amortization of inventory fair-market value step-up, contingent earnout valuation update and legal, accounting and professional fees.

2) Non-recurring strategic realignment costs represent costs incurred during the 13weeks ended May 4, 2019, related to our accelerated store closure plan and consists of impairment costs.

END OF EXHIBIT 99.1